Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-157445 and 333-175981) of HealthSouth Corporation of our report dated February 23, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in presentation of the provision for doubtful accounts discussed in Note 1, as to which the date is September 6, 2012, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K dated September 6, 2012.

/s/ PricewaterhouseCoopers, LLP
Birmingham, Alabama
September 6, 2012